Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2006, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-132717) and related Prospectus of Catalytic Capital Investment Corporation for the registration of 17,968,750 units.

/s/ ERNST & YOUNG LLP

Los Angeles, California

May 30, 2006